Exhibit 10.4

THIS NOTE AND THE SHARES OF STOCK INTO WHICH IT IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISTRIBUTED FOR VALUE UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, OFFER, PLEDGE OR OTHER DISTRIBUTION FOR VALUE IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

March 23, 2012
$2,500,000.00
Tampa, Florida

Oragenics, Inc., a Florida corporation (the “Company”), for value received, hereby promises to pay to Koski Family Limited Partnership, a Texas limited partnership (the “Holder”), the principal sum of Two Million Five Hundred Thousand and no/100 Dollars ($2,500,000.00), or so much as has been advanced hereunder as provided in that certain Loan Agreement (as amended, restated, modified or supplemented at any time or from time to time, the “Loan Agreement”) between the Company and Holder dated as of event date herewith, and remains unpaid, plus interest as herein provided, in lawful money of the United States of America, on March 23, 2015 (the “Maturity Date”). This Note is subject to the following terms and conditions:

9. INTEREST. This Note shall bear interest at a fixed rate of interest per annum of 5.00%. Interest payable pursuant to the terms of this Note shall be based on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

10. REPAYMENT. The entire outstanding principal balance of this Note together with all accrued interest hereon as provided herein shall be due and payable in full on the Maturity Date.

11. CONVERSION. Upon the closing of a Qualified Financing (as defined below) all principal and accrued but unpaid interest on this Note shall automatically convert into shares of the same class and series of stock of the Company on the same terms and conditions, including per share price, as such shares are issued in one issue or a series of related issues (not including the value of the converted Loan) in a private offering to “Accredited Investors” (the “Qualified Financing Securities”). For purposes herein, a “Qualified Financing” means the first transaction or series of transactions pursuant to which the Company issues and sells shares of stock to Accredited Investors for aggregate gross proceeds to the Company of at least $5,000,000.00, excluding all proceeds from the incurrence of indebtedness that is converted into such shares of stock, with the principal purpose of raising capital. If no Qualified Financing shall have been consummated before the Maturity Date, the Holder shall have the right, immediately upon written demand, to require repayment of all unpaid principal and accrued interest on this Note. As promptly as practicable after the conversion of this Note as provided above, the Holder shall surrender this Note to the Company for cancellation, whereupon the Company shall issue and deliver to the Holder, in the name of the Holder, evidence of the equity of the Company issuable upon the conversion of this Note. No fractional shares shall be issued upon conversion of this Note. If conversion of this Note would result in the issuance of a fractional share, the amount payable under this Note that therefore cannot be applied to the purchase of the shares purchasable upon conversion shall be forgiven by the Holder without any further action on the part of the Holder or the Company.

12. EVENT OF DEFAULT. This Note shall be in default upon the occurrence of an Event of Default (as such term is defined in the Loan Agreement).

13. REMEDIES. If an Event of Default occurs and is not cured within the applicable grace or curative period therefor, the Holder may declare the principal of this Note, together with any accrued and unpaid interest, if not already due, to be due and payable immediately, by written notice to the Company. Upon any such declaration, such principal and interest will become due and payable immediately, anything contained in this Note to the contrary notwithstanding, and thereupon, the Holder shall be entitled to exercise all rights and remedies under this Note, the Loan Agreement, the Security Agreement (as defined in the Loan Agreement), at law or in equity, including without limitation all of its rights and remedies as a secured party under the Florida Uniform Commercial Code.

14. PREPAYMENT. This Note may be prepaid in whole or in part at any time without penalty or premium.

15. TRANSFER. This Note may not be transferred or sold, or pledged, hypothecated or otherwise granted as security, by Holder.

16. MISCELLANEOUS

8.1 GOVERNING LAW. This Note will be deemed to be a contract made under the laws of the State of Florida, and for all purposes will be construed in accordance with the laws of the State of Florida.

8.2 BINDING EFFECT. This Note shall be binding upon, and inure to the benefit of, the Company and the Holder, and their respective successors, and/or permitted assigns.

8.3 EXPENSES OF COLLECTION. In the event of any default by the Company in its obligations hereunder, the Company shall reimburse the Holder on demand the amount of its costs and expenses in enforcing its rights hereunder, including reasonable attorneys fees.

8.4 WAIVER OF JURY TRIAL. THE COMPANY AND HOLDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS, CROSSCLAIMS OR THIRD-PARTY CLAIMS) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE. THE COMPANY HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF HOLDER OR HOLDER’S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT HOLDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the day and year first set forth above.

ORAGENICS, INC.,
a Florida corporation

By:	/s/ John N. Bonfiglio
Name:	John N. Bonfiglio
Title:	President and Chief Executive Officer

THIS NOTE HAS BEEN BOTH EXECUTED AND DELIVERED OUTSIDE OF THE TERRITORIAL LIMITS OF THE STATE OF FLORIDA AND IS THEREFORE NOT SUBJECT TO FLORIDA DOCUMENTARY STAMP TAX.